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                                                                    Exhibit 23.6





To the Board of Directors
Zappco, Inc.


                            INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of U.S. Bancorp on Form S-4 of our reports dated January 31, 1997 and January 26, 1996 (which express an unqualified opinion and includes an explanatory paragraph referring to the change in its method of accounting for investments in debt and marketable equity securities in 1994), relating to the financial statements of Zappco, Inc. and Subsidiaries, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

                                              LARSON, ALLEN, WEISHAIR & CO., LLP



St. Cloud, Minnesota
October 24, 1997